BRITISH
COLUMBIA

Number: BC1166724

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that DRONE ACQUISITION CORP. was incorporated under the Business Corporations Act on June 1, 2018 at 03:50 PM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 1, 2018

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE